As filed with the Securities and Exchange Commission on December 19, 2002

Registration no. 333-99591

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3
to
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
IDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3555336 (I.R.S. Employer) Identification no.)

630 Dundee Road
Northbrook, Illinois 60062
(847) 498-7070
(Address, including zip code, and telephone number, including area code,
Of registrant’s principal executive offices)

Wayne P. Sayatovic
Senior Vice President-Finance and Chief Financial Officer
IDEX Corporation
630 Dundee Road
Northbrook, Illinois 60062
(847) 498-7070
(Name, address, including zip code, and telephone number,
Including area code, of agent for service)

Copies to:

Christopher D. Lueking, Esq.
Latham & Watkins
233 South Wacker Drive
Suite 5800
Chicago, Illinois 60606
(312) 876-7700

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Minimum
Title of Each Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Security(1)	Price(1)	Registration Fee(2)

Common Stock, par value $.01 per share	1,350,000 shares	$31.34	$42,309,000	$3,893

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, as amended, based upon the average of the high and low trading prices of the common stock on the New York Stock Exchange on September 9, 2002.
(2)	The registration fee of $3,893 was paid with the initial filing.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED December 19, 2002

PROSPECTUS

1,350,000 Shares

IDEX CORPORATION

Common Stock

     This prospectus relates to 1,350,000 shares of our common stock that may be offered for sale or otherwise transferred from time to time by the selling shareholder.

     The selling shareholder may offer its shares of common stock from time to time through public or private transactions, on or off of the New York Stock Exchange or the Chicago Stock Exchange, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling shareholder.

     Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “IEX.” The last reported sale price of our common stock on the New York Stock Exchange on December 18, 2002 was $31.92 per share.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any State Securities commission nor has the Securities and Exchange commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2002.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling shareholder has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholder is not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that are incorporated by reference as set forth in “Information Incorporated by Reference,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended (the “Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Such statements relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. Such statements are subject to inherent uncertainties and risks which could cause actual results to differ materially from those anticipated as of the date of this prospectus. The risks and uncertainties include, but are not limited to, the following:

•	economic and political consequences resulting from the September 11, 2001 terrorist attacks;

•	levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and our results, particularly in light of the low levels of order backlogs we typically maintain;

•	our ability to integrate and operate acquired businesses on a profitable basis;

•	the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness;

•	interest rates;

•	utilization of our capacity and the effect of capacity utilization on costs;

•	labor market conditions and materials costs; and

•	developments with respect to contingencies, such as litigation and environmental matters.

     The forward-looking statements included herein are only made as of the date of this prospectus and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE COMPANY

     We manufacture an extensive array of engineered industrial products sold to customers in a variety of industries around the world. We believe that each of our principal business units holds the number-one or number-two market share position in each unit’s niche market. We also believe that our consistent financial performance has been attributable to the manufacture of quality products designed and engineered by us, coupled with our ability to identify and successfully integrate strategic acquisitions. IDEX consists of three reportable business segments: Pump Products Group, Dispensing Equipment Group, and Other Engineered Products Group.

PUMP PRODUCTS GROUP

     The Pump Products Group produces a wide variety of pumps, compressors, flow meters and related controls for the movement of liquids, air and gases. The devices and equipment produced by this group are used by a large and diverse set of industries including chemical processing, machinery, water treatment, medical equipment, liquid petroleum distribution, oil and refining, food and beverage, biotech, and drug processing. The seven business units that comprise this group are Gast Manufacturing, Liquid Controls, Micropump, Pulsafeeder, Rheodyne, Viking Pump, and Warren Rupp.

DISPENSING EQUIPMENT GROUP

     The Dispensing Equipment Group produces highly engineered equipment for dispensing, metering and mixing colorants, paints, inks and dyes; refinishing equipment; and centralized lubrication systems. This equipment is used in a variety of retail and commercial industries around the world. This group provides equipment, systems, and services for applications such as tinting paints and coatings, industrial and automotive refinishing, and the precise lubrication of machinery and transportation equipment. The three business units that comprise this group are FAST, Fluid Management and Lubriquip.

OTHER ENGINEERING PRODUCTS GROUP

     The Other Engineered Products Group produces firefighting pumps, rescue tools and other components and systems for the fire and rescue industry, and engineered banding and clamping devices used in a wide variety of industrial and commercial applications. The two business units that comprise this group are Hale Products and Band-It.

OUR ADDRESS

     Our principal executive office is located at 630 Dundee Road, Northbrook, Illinois 60062 and our telephone number at that address is (847) 498-7070. Our Internet address is http://www.idexcorp.com. The contents of our website are not part of this prospectus.

RISK FACTORS

     You should carefully consider the following risks and uncertainties and all other information contained in this prospectus, including the documents incorporated by reference, before you decide whether to purchase our common stock. Any of the following risks, if they materialize, could adversely affect our business, financial condition and operating results. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risk Factors Relating to Our Business

Continued terrorist attacks, war or other disturbances could lead to further economic instability and decreases in demand for our products and could have a material adverse effect on our business, financial condition and results of operations.

     The terrorist attacks of September 11, 2001 caused instability in the global financial markets. The disruption of our business as a result of the terrorist attacks of September 11, including a decrease in customer demand for our products, had an immediate adverse impact on our business. Our business activity levels in the third and fourth quarters last year dropped significantly as a result of these attacks. Since we operate with a very small backlog of unfilled orders, reductions in order activity very quickly reduce our sales and profitability. The long-term effect of the September 11 attacks on our business are unknown. These attacks and potential war in the Middle East may lead to additional armed hostilities or to further acts of terrorism and civil disturbance in the U.S. or elsewhere, which may further contribute to economic instability and could have a material adverse effect on our business, financial condition and results of operations.

We face risks from the uncertainty of prevailing economic conditions. Any decrease in customer demand for our products as a result of market downturns could have a material adverse effect on our business, financial condition and results of operations.

     In 2001, the U.S. and other world markets experienced a significant downturn and many of the markets that we serve were affected. As a result of this downturn, customer demand decreased and our business and financial results were adversely affected. The impact of decreased demand for our products on our results is typically immediate given the low level of order backlogs we maintain. Lower demand also negatively affects our capacity utilization and the effect of capacity utilization on our costs could reduce our operating margins. If this economic slowdown were to continue for an extended period or if conditions were to worsen, the negative impact on our business and financial results could be further exacerbated. It is difficult for us to predict when and to what extent the markets we serve will recover.

Our growth strategy includes acquisitions and we may not be able to make acquisitions of suitable candidates or integrate acquisitions successfully.

     Our markets primarily include mature industries. As a result, our historical growth has depended, and our future growth is likely to continue to depend, in large part on our acquisition strategy and the successful integration of acquired businesses into our existing operations. We intend to continue to seek additional acquisition opportunities both to expand into new markets and to enhance our position in existing markets throughout the world. We cannot assure you, however, that we will be able to successfully identify suitable candidates, negotiate appropriate acquisition terms, obtain financing which may be needed to consummate such acquisitions, complete proposed acquisitions, successfully integrate acquired businesses into our existing operations or expand into new markets. In addition, we cannot assure you that any acquisition, once successfully integrated, will perform as planned, be accretive to earnings, or prove to be beneficial to our operations and cash flow.

     Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. Although our management will endeavor to evaluate the risks inherent in any particular transaction, we cannot assure you that we will properly ascertain all such risks. In addition, prior acquisitions have resulted, and future acquisitions could result, in the incurrence of substantial additional indebtedness and other expenses. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected. We cannot assure you that our continuing acquisition strategy will not have a material adverse effect on our business, financial condition and results of operations.

The markets we serve are highly competitive and our competition may have greater resources than us. This competition could limit the volume of products that we sell and reduce our operating margins.

     Most of our products are sold in competitive markets. We believe that the principal points of competition in our markets are product quality, price, design and engineering capabilities, product development, conformity to customer specifications, quality of post-sale support, timeliness of delivery, and effectiveness of our distribution organization. Maintaining and improving our competitive position will require continued investment by us in manufacturing, engineering, quality standards, marketing, customer service and support, and our distribution networks. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will be successful in maintaining our competitive position. Our competitors may develop products that are superior to our products, or may develop methods of more efficiently and effectively providing products and services or may adapt more quickly than us to new technologies or evolving customer requirements. Certain of our competitors are subsidiaries of larger, more diversified corporations and may have greater financial, marketing, production and research and development resources than us. As a result, they may be better able to withstand the effects of periodic economic downturns. Pricing pressures could also cause us to adjust the prices of certain of our products to stay competitive. We cannot assure you that we will be able to compete successfully with our existing competitors or with new competitors. Failure to continue competing successfully could adversely affect our business, financial condition and results of operations.

Significant movements in foreign currency exchange rates may harm our financial results.

     We are exposed to fluctuations in foreign currency exchange rates, particularly with respect to the euro and the British pound. Any significant change in the value of the currencies of the countries in which we do business against the U.S. dollar could affect our ability to sell products competitively and control our cost structure, which could have a material adverse effect on our business, financial condition and results of operations. We seek to minimize the risk from these foreign currency exchange rate fluctuations principally through invoicing our customers in the same currency as the source of the products. However, we cannot assure you that our efforts to minimize these risks will be successful.

Political and economic conditions in foreign countries in which we operate could adversely affect us.

     In the nine-months ended September 30, 2002, approximately 42% of our total sales were international sales. We expect international operations and export sales to continue to contribute materially to earnings for the foreseeable future. Both the sales from international operations and export sales are subject in varying degrees to risks inherent in doing business outside the United States. Such risks include, without limitation, the following:

•	possibility of unfavorable circumstances arising from host country laws or regulations;

•	risks of economic instability;

•	partial or total expropriation;

•	currency exchange rate fluctuations and restrictions on currency repatriation;

•	potential negative consequence from changes to significant taxation policies;

•	the disruption of operations from labor and political disturbances;

•	changes in tariff and trade barriers and import or export licensing requirements;

•	insurrection or war; and

•	potential negative consequences from the requirements of partial local ownership of operations in certain countries.

     We cannot assure you of the impact on us if such events occur in the future.

We are exposed to potential environmental liabilities and litigation. Compliance with environmental regulations could require us to discharge environmental liabilities, increase the cost of manufacturing our products or otherwise adversely affect our business, financial condition and results of operations.

     Our past and present business operations and the past and present ownership and operations of real property by us are subject to extensive and changing federal, state, and local environmental laws and regulations, as well as those of other countries, pertaining to the discharge of materials into the environment, the handling and disposition of wastes (including hazardous wastes) or otherwise relating to protection of the environment. In the future, we may be identified as a potentially responsible party and be subject to liability under applicable law. We have experienced, and expect to continue to experience, costs to comply with environmental laws and regulations. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

     We use and generate hazardous substances and wastes in our operations. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we are conducting investigation and remediation activities at several on-site and off-site locations. We may be subject to potential material liabilities relating to any investigation and clean-up of contaminated properties and to claims alleging personal injury.

We could be adversely affected by rapid changes in interest rates.

     Our profitability may also be adversely affected during any period of unexpected or rapid increase in interest rates. At September 30, 2002, we had $249.6 million of total debt outstanding, of which approximately 39% was priced at interest rates that float with the market. A 50 basis point increase in the interest rate on the floating rate debt would result in an approximate $490,000 annualized increase in interest expense and decrease in cash flows. We will from time to time enter into interest rate swaps on our debt when we believe there is a clear financial advantage in doing so. As of September 30, 2002, we had no interest rate swaps in place.

Our intangible assets are valued at an amount greater than our net worth and a write-off of our intangible assets could cause us to have negative net worth.

     Our total assets reflect substantial intangible assets, primarily goodwill. At September 30, 2002, goodwill totaled $518.6 million compared to $500.5 million of shareholders’ equity. The goodwill results from our acquisitions, representing the excess of cost over the fair value of the tangible assets we have acquired. At each balance sheet date, we assess whether there has been an impairment in the value of our intangible assets. If future operating performance at one or more of our business units were to fall significantly below current levels, we could reflect, under current applicable accounting rules, a non-cash charge to operating earnings for goodwill impairment. Any determination requiring the write-off of a significant portion of unamortized intangible assets would negatively affect our results of operations and total capitalization, which effect could be material. As of September 30, 2002, we have determined that no impairment existed.

Our business could suffer if we are unsuccessful in negotiating new collective bargaining agreements.

     As of September 30, 2002, we had approximately 3,850 employees. Approximately 15% of our employees are represented by unions with various contracts expiring through March 2005. Although we believe that our relations with our employees are good and we have not experienced any recent strikes or work stoppages, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations. In addition, our closures of certain facilities may create the risk of strikes or work stoppages at those and other facilities.

We are dependent on the availability of raw materials and parts and components used in our products.

     While we manufacture many of the parts and components used in our products, we require substantial amounts of raw materials and purchase some parts and components from suppliers. The availability and prices of raw materials and parts and components may be subject to curtailment or change due to, among other things, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and prevailing price levels. Any change in the supply of, or price for, these raw materials or parts and components could materially affect our business, financial condition and results of operations.

Risk Factors Associated With Our Common Stock

Limited trading volume of our common stock may contribute to its price volatility.

     Our common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange. During the twelve months ended September 30, 2002, the average daily trading volume for our common stock as reported by the NYSE was 101,972  shares. Even if we achieve a wider dissemination as to the shares offered by us and the selling shareholders pursuant to this prospectus, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

Existing shareholders may sell their shares, which could depress the market price of our common stock.

     In addition to the 1,350,000 shares covered by this prospectus which may be offered and sold from time to time by the selling shareholder, KKR Associates, L.P. has certain rights under a registration rights agreement to require us to register up to an additional 3,153,592 shares of common stock under the Securities Act to permit the public sale of its shares, as well as the ability to resell its shares into the public market pursuant to Rule 144 under the Securities Act (“Rule 144”). Moreover, as of September 30, 2002, our executive officers and directors beneficially owned 5,737,526 shares of common stock (including shares held by KKR Associates, L.P.) that are eligible to be resold into the public market pursuant to Rule 144 or Rule 701 under the Securities Act. Significant sales of such shares of common stock, or the prospect of such sales, may depress the price of the shares.

If we need to sell or issue additional shares of common stock to finance future acquisitions, your stock ownership could be diluted.

     Part of our business strategy is to expand into new markets and enhance our position in existing markets throughout the world through acquisitions. In order to successfully complete targeted acquisitions or fund our other activities, we may issue additional equity securities that could be dilutive to our earnings per share and to your stock ownership. We cannot assure you as to when, and how many of, the shares of our common stock will be sold or as to the effect those sales may have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options and warrants or in connection with acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Certain provisions of our certificate of incorporation, by-laws and Delaware General Corporate Law may have possible anti-takeover effects.

     Some of the provisions of our certificate of incorporation and by-laws could discourage, delay or prevent an acquisition of our business at a premium price. The provisions:

•	permit the board of directors to increase its own size and fill the resulting vacancies;

•	provide for a board comprised of three classes of directors with each class serving a staggered three-year term; and

•	authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series without a shareholder vote.

     In addition, Section 203 of the Delaware General Corporate Law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

We may not be able to pay dividends on our common stock.

     We have no obligation to pay dividends on our common stock. The declaration and payment of dividends on our common stock is subject to, and will depend upon, among other things:

•	our future earnings and financial condition, liquidity and capital requirements;

•	our ability to pay dividends under our revolving credit facility, receivables facility and the indenture for our senior notes; and

•	other factors deemed relevant by our board of directors.

USE OF PROCEEDS

     All of the shares of common stock offered by this prospectus are being offered by the selling shareholder. For information about the selling shareholder, see “Selling Shareholder.” We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder.

SELLING SHAREHOLDER

     We originally issued and sold the 1,350,000 shares of common stock covered by this prospectus to KKR Associates, L.P. in a transaction exempt from the registration requirements of the Securities Act. The shareholder named below may from time to time offer and sell pursuant to this prospectus any and all of the common stock. Our registration of the common stock held by the selling shareholder does not necessarily mean that the selling shareholder will sell all or any of the shares of common stock.

     The following table sets forth, to our knowledge, with respect to the selling shareholder (i) the number of shares of common stock beneficially owned as of December 19, 2002 and prior to the offering contemplated hereby, (ii) the maximum number of shares of common stock which may be sold in this offering, and (iii) the number of shares of common stock which will be owned after the offering, assuming the sale of all the shares of common stock offered hereby:

	Shares of Common Stock		Number of Shares of Common	Shares of Common Stock to
Selling Shareholder	Owned Prior to the Offering		Stock Offered Hereby	be Owned after the Offering (1)
	Number	%		Number	%

KKR Associates, L.P. (2)	4,503,592	13.9	1,350,000	3,153,592	9.7

(1)	For purposes of this table, we have assumed that the selling shareholder will sell all shares covered by this prospectus.

(2)	KKR Associates, L.P. is a limited partnership of which Paul E. Raether and Michael F. Tokarz (each of whom is currently a director of the Company) and Messrs. Henry R. Kravis, George R. Roberts, Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Robert I. MacDonnell, Michael W. Michelson and Scott M. Stuart are general partners. Such persons may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates, L.P. All of the foregoing persons disclaim beneficial ownership of any shares of the Company listed above as beneficially owned by KKR Associates, L.P. Mr. Kravis and Mr. Roberts, in addition to being general partners of KKR Associates, L.P., are members of the Executive Committee of KKR Associates, L.P. Mr. Kravis and Mr. Roberts are no longer members of our board of directors; however, both were directors of the Company within the past three years.

     Except as noted above, the selling shareholder has not had, within the past three years, any position, office, or other material relationship with IDEX or any of its affiliates. The selling shareholder identified above may have sold, transferred, or otherwise disposed of a portion of its common stock since the date on which it provided information regarding its common stock in a transaction exempt from the registration requirements of the Securities Act.

     Only the selling shareholder identified above who beneficially owns the common stock set forth opposite its name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell common stock pursuant to the registration statement.

     Pursuant to a registration rights agreement entered into by the selling shareholder and us, the selling shareholder has the right, under certain circumstances and subject to certain conditions, to require us to register under the Securities Act the shares of common stock held by the selling shareholder. Such registration rights will generally be available to the selling shareholder until registration is no longer required to enable it to resell its common stock. KKR Associates, L.P. has exercised its rights under this registration rights agreement and requested that we register the shares of common stock covered by this prospectus. The registration rights agreement provides, among other things, that we will pay all expenses in connection with any such registration, other than underwriting discounts and selling commissions.

PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit the selling shareholder or its pledgees, donees, transferees or other successors in interest (collectively, the “selling shareholder”) to offer for sale or to sell shares of common stock covered by this prospectus at such time and at such prices as each, in its sole discretion, chooses. We will not receive any of the proceeds from these offerings or sales.

     The selling shareholder may sell or distribute some or all of its shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the New York Stock Exchange or other exchanges on which our common stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of these transactions. In addition, the selling shareholder may sell or distribute some or all of its shares of common stock in a transaction involving an underwriter. Such transactions may be effected by the selling shareholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholder (and, if they act as agent for the purchaser of the shares, from the purchaser). Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved.

     If the applicable law requires, we will provide a supplement to this prospectus to disclose the specific shares to be sold, the public offering price of the shares to be sold, the names of any agents, dealers or underwriters employed by the selling shareholder in connection with such sale, and any applicable commissions or discounts with respect to a particular offer. We will file a post-effective amendment to the registration statement of which this prospectus is a part to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     The selling shareholder and any such brokers, dealers or other agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     In connection with the offer and sale of the shares of common stock by the selling shareholder, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a selling shareholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of common stock offered hereby may not simultaneously engage in market activities with respect to common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the shares by the selling shareholder. All of the foregoing may affect the marketability of the shares offered hereby.

     We will pay all expenses of the registration of the offered securities, including Commission filing fees and expenses of compliance with state securities or “blue sky” laws. The selling shareholder will pay any underwriting discounts and selling commissions. The selling shareholder will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act. The selling shareholder will indemnify us against certain civil liabilities, including certain liabilities under the Securities Act.

     The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

OWNERSHIP OF COMMON STOCK BY SELLING SHAREHOLDER,
MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table furnishes information, as of September 30, 2002, with respect to the shares of common stock beneficially owned by (i) each director, (ii) each named executive officer, (iii) directors and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of our common stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under the Securities and Exchange Commission rules, the number of shares shown as beneficially owned includes shares of common stock subject to options that currently are exercisable or will be exercisable within 60 days of September 30, 2002. Shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days of September 30, 2002 are considered to be outstanding for the purpose of determining the percentage of the shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding common stock.

	Shares Beneficially			Shares Beneficially
	Owned Prior			Owned After
	To The Offering			The Offering

Name and Address of Beneficial Owner	Number	%	Shares Offered	Number	%

Directors (other than Executive Officers):
Bradley J. Bell	2,000	*	0	2,000	*
Gregory B. Kenny	0	—	0	0	—
William H. Luers (1)	31,950	*	0	31,950	*
Paul E. Raether (2)	4,503,592	13.9	1,350,000	3,153,592	9.7
Neil A. Springer (1)	36,000	*	0	36,000	*
Michael T. Tokarz (2)	4,548,592	14.0	1,350,000	3,198,592	9.8

Named Executive Officers:
Dennis K. Williams (3)	244,150	*	0	244,150	*
Wayne P. Sayatovic (4)	341,825	1.1	0	341,825	1.1
David T. Windmuller (5)	56,777	*	0	56,777	*
John L. McMurray (5)	46,226	*	0	46,226	*
Rodney L. Usher (5)	79,114	*	0	79,114	*

Directors and all Executive Officers as a Group (17 persons)(2)(6)	5,737,526	17.6	1,350,000	4,387,526	13.4

Other Principal Beneficial Owners:
KKR Associates, L.P. (2)	4,503,592	13.9	1,350,000	3,153,592	9.7
9 West 57th Street
New York, NY 10018
Paul E. Raether
Michael T. Tokarz

Ariel Capital Management, Inc. (7)	4,680,295	14.4	0	4,680,295	14.4
307 North Michigan Avenue
Suite 599
Chicago, IL 60601

Mario J. Gabelli(8)	2,553,174	7.9	0	2,553,174	7.9
GAMCO Investors, Inc.
Gabelli & Company, Inc.
One Corporate Center
Rye, NY 10580

Neuberger Berman, Inc. (9)	1,614,779	5.0	0	1,614,779	5.0
Neuberger Berman, LLC
605 Third Avenue
New York, NY 10158

footnotes on following page

(1)	Includes 31,500 and 36,000 shares under option which are eligible for exercise under the Amended and Restated IDEX Corporation Stock Option Plan for Outside Directors for Messrs. Luers and Springer, respectively.

(2)	KKR Associates, L.P. is a limited partnership of which Messrs. Raether and Tokarz (each of whom is a director of the Company) and Messrs. Henry R. Kravis, George R. Roberts, Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Michael W. Michelson and Scott M. Stuart are general partners. Such persons may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates, L.P. All of the foregoing persons disclaim beneficial ownership of any shares of the Company listed above as beneficially owned by KKR Associates, L.P. Mr. Kravis and Mr. Roberts are no longer members of our board of directors; however, both were directors of the Company within the past three years.

(3)	Includes 157,000 shares which are eligible for exercise under the Stock Plan for Officers.

(4)	Includes 45,000 shares which are owned directly by Mr. Sayatovic’s wife, 6,750 shares which are owned by Mrs. Sayatovic as custodian for her children, and 132,750 shares which are eligible for exercise under the Stock Plan for Officers.

(5)	Includes 54,975, 45,535 and 62,200 shares which are eligible for exercise under the Stock Plan for Non-Officer Key Employees and the Stock Plan for Officers, for Messrs. Windmuller, McMurray and Usher, respectively.

(6)	Includes 67,500 shares under option which are eligible for exercise under the Amended and Restated IDEX Corporation Stock Option Plan for Outside Directors, 591,500 shares under option which are eligible for exercise under the Stock Plan for Officers, and 84,810 shares under option which are eligible for exercise under the Stock Plan for Non-Officer Key Employees.

(7)	Based on information in Schedule 13G filed by Ariel Capital Management, Inc. with respect to common stock owned by Ariel Capital Management, Inc. and certain other entities which Ariel Capital Management, Inc. directly or indirectly controls or for which Ariel Capital Management, Inc. is an investment advisor on a discretionary basis. We have not attempted to verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

(8)	Based on information in Schedule 13D, as amended, filed by Mario J. Gabelli, GAMCO Investors, Inc. (“GAMCO”) and Gabelli Funds, LLC (“Gabelli Funds”), with respect to common stock owned by GAMCO, Gabelli Funds and certain other entities which Mr. Gabelli directly or indirectly controls and for which he acts as chief investment officer. We have not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13D, as amended.

(9)	Based on information in Schedule 13G filed by Neuberger Berman, Inc. and Neuberger Berman, LLC with respect to Common Stock beneficially owned by Neuberger Berman, LLC, Neuberger Berman Management, Inc. and certain other entities which Neuberger Berman, Inc. directly or indirectly controls or for which Neuberger Berman, Inc. is an investment advisor. We have not attempted to verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

LEGAL MATTERS

     The validity of the common stock will be passed upon by Latham & Watkins, Chicago, Illinois.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of IDEX Corporation for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Our common shares are listed on the New York and Chicago Stock Exchanges. We also file information with The New York Stock Exchange. These reports, proxy statements and other information may be read and copied at 20 Broad Street, New York, New York 10005. We also file information with the Chicago Stock Exchange. These reports, proxy statements and other information may be read and copied at One Financial Plaza, 440 South LaSalle Street, Chicago, Illinois 60605. You can also request copies of these documents upon payment of a duplication fee by writing to the SEC.

     This prospectus, which constitutes a part of a registration statement on Form S-3 that we filed with the Commission under the Securities Act of 1933, omits certain information contained in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to IDEX Corporation and the shares of common stock offered hereby. Furthermore, statements contained in this prospectus or in any document incorporated in this prospectus by reference regarding any contract or other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed with the Commission as an exhibit to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     In this prospectus we have incorporated by reference certain reports and other information we have filed, or will file, with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents filed with the SEC by us pursuant to the Exchange Act are incorporated herein by reference until all of the securities covered hereby are sold or this offering is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2001 as amended by Form 10-K/A filed on December 19, 2002;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002;

•	our Current Reports on Form 8-K filed April 10, 2002, April 16, 2002 and August 14, 2002;

•	our Proxy Statement on Form 14-A, filed on March 4, 2002;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on April 19, 1996 (File No. 1-10235) pursuant to Section 12 of the Exchange Act; and

•	all other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of all common shares to which this prospectus relates, which shall be deemed to be a part hereof from the date of filing of such documents.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     IDEX Corporation, 630 Dundee Road, Northbrook, Illinois 60062, Attention: Wayne P. Sayatovic, Senior Vice President — Finance and Chief Financial Officer, Telephone: (847) 498-7070.

     No dealer, salesman, or other person has been authorized to give any information or to make any representation, other than those contained in this prospectus, in connection with the offering made by this prospectus and information or representations not herein contained, if given or made, must not be called upon as having been authorized. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

1,350,000 SHARES

IDEX CORPORATION

COMMON STOCK

PROSPECTUS

    , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. IDEX Corporation has agreed to pay all fees and expenses incident to the registration of this offering, other than sales commissions, discounts and applicable transfer taxes. All fees and expenses with an “*” will be completed by amendment.

SEC registration fee	$3,893
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
EDGAR formatting and related expenses	2,500
Miscellaneous expenses	8,607

Total	90,000

Item 15. Indemnification of Directors and Officers.

     As permitted by the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation Law and Article III, Section 13 of the Company’s Amended and Restated By-Laws, under certain circumstances, provide for the indemnification of the Company’s officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Company’s Amended and Restated By-Laws.

     In general, any officer, director, employee or agent will be indemnified against expenses, including attorney’s fees, fines, settlements or judgments, which were actually and reasonably incurred, in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he or she was a party as a result of such relationship, if he or she acted in good faith, and in the manner he or she believed to be in or not opposed to the Company’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interest, but no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware, or the court in which such action was brought, determines upon application that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such Court of Chancery or such other court shall deem proper.

     Any indemnification under the previous paragraphs (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he or she has met the applicable standard of conduct set forth above. Such determination will be made (i) by the Company’s Board of Directors by a majority vote of a quorum of disinterested directors who were not parties to such actions, (ii) by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent that a director, officer, employee or agent of the Company is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, he or she will be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company as authorized by the Company’s Amended and Restated By-Laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Company’s Board of Directors deems appropriate.

     The indemnification and advancement of expenses provided by, or granted pursuant to, Section 13 of the Company’s Amended and Restated By-Laws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. If a claim for indemnification or payment of expenses under Section 13 of the Company’s Amended and Restated By-Laws is not paid in full within ninety (90) days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company has the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     The Company’s Board of Directors may authorize, by a vote of a majority of a quorum of the Company’s Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of Section 13 of the Company’s Amended and Restated By-Laws. The Company’s Board of Directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Company’s Board of Directors so determines, greater than those provided for in Section 13 of the Company’s Amended and Restated By-Laws.

     The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

     The Company has entered into contracts with each of its officers and directors requiring the Company to indemnify such persons and advance litigation expenses to such persons to the fullest extent permitted by applicable law. The contracts also require the Company to (i) indemnify such officers and directors upon receipt of an opinion of counsel in certain cases, (ii) pay indemnity demands pending a determination of entitlement thereunder, and (iii) demonstrate, in any action brought thereunder, that such officer or director was not entitled to indemnification under applicable law.

     The registration rights agreement between the Company and the selling shareholder relating to the common stock requires the Company, on the one hand, and the the selling shareholder, on the other hand, under certain circumstances, to indemnify each other and their respective officers and directors against certain liabilities, including liabilities under the Securities Act, incurred in connection with the registration of such securities.

Item 16. Exhibits.

     The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of IDEX Corporation under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit
No.	Description

3.1	Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 of IDEX et al., Registration N. 33-21205, as filed on April 21, 1988).

3.1(a)	Amendment to Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1(a) to the Quarterly Report of IDEX on Form 10-Q for the quarter ended March 31, 1996, Commission File No. 1-10235).

3.2	Amended and Restated By-Laws of IDEX Corporation (incorporated by reference to Exhibit 3.2 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of IDEX, et al., Registration No. 33-21205, as filed on July 17, 1989).

3.2(a)	Amended and Restated Article III, Section 13 of the Amended and Restated By-Laws of IDEX Corporation (incorporated by reference to Exhibit 3.2(a) to Post-Effective Amendment to the Registration Statement on Form S-1 of IDEX, et al., Registration No. 33-21205, as filed on February 12, 1990).

4.1	Restated Certificate of Incorporation and By-Laws of IDEX Corporation (filed as Exhibits 3.1 through 3.2(a)).

4.2	Specimen of Certificate of Common Stock of IDEX Corporation (incorporated by reference to Exhibit No. 4.3 to the Registration Statement on Form S-2 of IDEX, et al., Registration No. 33-42208, as filed on September 16, 1991).

**5.1	Opinion of Latham & Watkins as to the validity of the common stock.

10.1	Registration Rights Agreement, dated January 22, 1988, among IDEX, KKR Associates, L.P. and IDEX Associates, L.P., relating to the Common Stock (incorporated by reference to Exhibit No. 10.8 to the Registration Statement on Form S-1 of IDEX Corporation, et al, Registration No. 33-21205, as filed on April 21, 1988).

10.2	Form of Shareholder Purchase and Sale Agreement of IDEX Corporation (incorporated by reference to Exhibit No. 10.24 to Amendment No. 1 to the Registration Statement on Form S-1 of IDEX, et. al., Registration No. 33-28317, as filed on June 1, 1989).

*10.3	Amendment to Registration Rights Agreement, dated as of September 13, 2002, among IDEX and KKR Associates, L.P.

**23.1	Consent of Deloitte & Touche LLP, independent auditors.

**23.2	Consent of Latham & Watkins (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (included on the signature page of this Registration Statement).

  * Previously filed.
** Filed herewith.

Item 17. Undertakings

     (a)  The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by IDEX Corporation pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of IDEX Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions set forth in Item 15 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy as expressed in the Act to a court of appropriate jurisdiction and will be governed by the final adjudication of such issue.

     The registrant hereby further undertakes that:

     (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2)  For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, IDEX certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Northbrook, State of Illinois, on December 19, 2002.

IDEX CORPORATION

By /s/ Wayne P. Sayatovic Wayne P. Sayatovic Senior Vice President - Finance and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

	Signature	Title	Date

	* Dennis K. Williams	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer) and Director	December 19, 2002

	* Wayne P. Sayatovic	Senior Vice President — Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2002

	* Bradley J. Bell	Director	December 19, 2002

	Gregory B. Kenny	Director	December 19, 2002

	* William H. Luers	Director	December 19, 2002

	* Paul E. Raether	Director	December 19, 2002

	* Neil A. Springer	Director	December 19, 2002

	* Michael T. Tokarz	Director	December 19, 2002

*By:	/s/ Wayne P. Sayatovic
Wayne P. Sayatovic (Attorney-in-Fact)

EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-3

Exhibit
No.	Description

3.1	Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 of IDEX et al., Registration N. 33-21205, as filed on April 21, 1988).

3.1(a)	Amendment to Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1(a) to the Quarterly Report of IDEX on Form 10-Q for the quarter ended March 31, 1996, Commission File No. 1-10235).

3.2	Amended and Restated By-Laws of IDEX Corporation (incorporated by reference to Exhibit to Exhibit 3.2 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of IDEX, et al., Registration No. 33-21205, as filed on July 17, 1989).

3.2(a)	Amended and Restated Article III, Section 13 of the Amended and Restated By-Laws of IDEX Corporation (incorporated by reference to Exhibit 3.2(a) to Post Effective Amendment to the Registration Statement on Form S-1 of IDEX, et al., Registration No. 33-21205, as filed on February 12, 1990).

4.1	Restated Certificate of Incorporation and By-Laws of IDEX Corporation (filed as Exhibits 3.1 through 3.2(a)).

4.2	Specimen of Certificate of Common Stock of IDEX Corporation (incorporated by reference to Exhibit No. 4.3 to the Registration Statement on Form S-2 of IDEX, et al., Registration No. 33-42208, as filed on September 16, 1991).

**5.1	Opinion of Latham & Watkins as to the validity of the common stock.

10.1	Registration Rights Agreement, dated January 22, 1988, among IDEX, KKR Associates, L.P. and IDEX Associates, L.P., relating to the Common Stock (incorporated by reference to Exhibit No. 10.8 to the Registration Statement on Form S-1 of IDEX Corporation, et al, Registration No. 33-21205, as filed on April 21, 1988).

10.2	Form of Shareholder Purchase and Sale Agreement of IDEX Corporation (incorporated by reference to Exhibit No. 10.24 to Amendment No. 1 to the Registration Statement on Form S-1 of IDEX, et. al., Registration No. 33-28317, as filed on June 1, 1989).

*10.3	Amendment to Registration Rights Agreement, dated as of September 13, 2002, among IDEX and KKR Associates, L.P.

**23.1	Consent of Deloitte & Touche LLP, independent auditors.

**23.2	Consent of Latham & Watkins (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (included on the signature page of this Registration Statement).

  * Previously filed.
** Filed herewith.